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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF FORMATION

                                       OF

                                NACG FINANCE LLC

     This Certificate of Formation of NACG Finance LLC is executed by the undersigned for the purpose of forming a limited liability company pursuant to the provisions of the Limited Liability Company Act of the State of Delaware.

     1.   The name of the limited liability company is: NACG Finance LLC.

     2. The address of the registered office of the limited liability company is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the registered agent for service of process of the limited liability company at such address is The Corporation Trust Company.

     3. It is intended that, in accordance with Treasury Regulations Section 301.7701-3(b)(l)(ii) (or any successor provisions) and corresponding provisions of applicable state laws, the limited liability company be disregarded as an entity separate from its members for all income and franchise tax purposes.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation this 21st day of October, 2003.


                                        By:/s/ Troy L. Harder
                                           -------------------------------------
                                           Troy L. Harder
                                           Authorized Person

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